Exhibit 99.1

June 11, 2019

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

U.S. TREASURY’S FIRST CHIEF RISK OFFICER KEN PHELAN
JOINS BOARD OF HUNTINGTON BANCSHARES INCORPORATED
Phelan brings deep experience in credit and risk strategy to HBI Board

COLUMBUS, Ohio - The Board of Directors of Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) has unanimously elected as a member retired U.S. Department of the Treasury Chief Risk Officer Kenneth J. Phelan.

Phelan joined the U.S. Department of the Treasury as its first Chief Risk Officer in November 2014. In this role, he established the department’s Office of Risk Management to provide senior Treasury and other Administration officials with analysis of key risks, including credit, market, liquidity, operational, governance, and reputational risks across the department. Phelan also served as Acting Director for the Office of Financial Research, an independent bureau within the Treasury Department charged with supporting the Financial Stability Oversight Council and conducting research about systemic risk.

“Ken’s deep expertise and extraordinary career as a highly regarded risk and credit leader will significantly strengthen Huntington’s governance,” said Stephen D. Steinour, chairman, president and chief executive officer of Huntington. “His unique, broad-based experience across the risk and credit spectrum at a variety of institutions will enable our board to maximize our risk capability in protecting our customers, shareholders and colleagues.”

Prior to Treasury, Phelan served as the Chief Risk Officer for RBS Americas and for Fannie Mae after it was placed in conservatorship. He previously served as the Chief Risk Officer for Wachovia, where he provided leadership for credit, market, and operational risk management during the transition following the company’s acquisition by Wells Fargo. Earlier in his career, Phelan held a variety of senior risk roles at JP Morgan Chase & Co., UBS, and Credit Suisse.

“Huntington is well positioned, and I look forward to helping the board continue its focus on disciplined growth in an increasingly complex world,” Phelan said. “I share the board’s commitment to looking out for people in all we do, and I admire the strong governance mindset that aligns the interests of Huntington’s many stakeholders.”

Phelan earned his bachelor’s degree in finance from Old Dominion University and his master’s degree in economics from Trinity College in Dublin, Ireland. He earned his law degree from Villanova University.

Phelan serves on the board of Independence Mission Schools, a non-profit that provides a transformative Catholic education to children of all faiths in low-income neighborhoods across Philadelphia.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $108 billion of assets and a network of 898 full-service branches, including 12 Private Client Group offices, and 1,727 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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